Exhibit 99.2

Investment Community Conference Call

Tuesday, August 9, 2005, 4:00 PM Eastern

Operator:

“Good Afternoon, Ladies and Gentlemen, and welcome to the QuadraMed Investor conference call. Today’s call is being recorded and webcast and replays will be available on the QuadraMed website within 24 hours. All participants will be in a listen-only mode until the question-and-answer session. Instructions on how to participate in the session will be given at the conclusion of the presentation. Let me take a moment to reference QuadraMed’s Safe Harbor Statement under the Private Securities Litigation Reform Act. The presentations made during this conference call contain forward-looking statements by QuadraMed within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. The words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “may,” “should,” “could,” and similar expressions are intended to identify such statements. Forward-looking statements are not guarantees of future performance and are to be interpreted only as of the date on which they are made. QuadraMed undertakes no obligation to update or revise any forward-looking statement. QuadraMed advises investors that it discusses risk factors and uncertainties that could cause QuadraMed’s actual results to differ from forward-looking statements in its periodic reports filed with the Securities and Exchange Commission. At this time I would like to introduce Lawrence P. English, QuadraMed’s Chairman and Chief Executive Officer. Mr. English, please go ahead.”

Lawrence P. English:

Thank you very much, Kevin. Good afternoon, Ladies and Gentlemen, and thank you for joining us.

With me on the call is QuadraMed’s current Chief Financial Officer, John Wright, QuadraMed’s “soon to be” Chief Financial Officer, Dave Piazza. Several other members of our management team are here with us and may participate in the Q&A.

John will make some introductory remarks; Dave will discuss the financial statements. Then I will address some of the highlights of the quarter including the organizational changes we announced this morning and some discussion regarding the possible business combination which, as you know, we recently terminated. Then we will turn to your questions. John…

John Wright:

Thank you, Larry.

As Larry indicated, this will be my final investor call as an officer of QuadraMed. The 32 months I have worked with QuadraMed have been rewarding ones for me. And during that time we have accomplished a number of things that I think are important to the Company. But I am not going to rehash those items today; I just want to say that I am comfortable and satisfied with what I am leaving behind; and I am very confident in QuadraMed’s new CFO, Dave Piazza.

I have known David for a number of years; and worked with him before our days together here at QuadraMed. He has the skill set and the judgment and integrity that will serve him well as he begins his new responsibilities as the Company’s CFO. He has been my “right hand” for the last two years, and he is ready and anxious for this new position. I know many of you on the call today have met and talked to David, so he is not a stranger to you.

David has asked that I continue to work with the Company on a very limited consulting basis as we finalize the registration statements, and as we work through our Sarbanes-Oxley 404 work for 2005.

So, as I enter a less-demanding phase of my career, I wish David and the Company well.

Thank you.

David Piazza:

Thanks, John and Larry. Good Afternoon, everyone.

As many of you who have been following our Company know, it has been quite some time since the Company reported positive operating results. Our Net Income before preferred stock accretion for the second quarter is $1.3 million, compared to a Net Loss of $(2.6) million in the first quarter of this year, and a Net Loss of $(9.7) million in Q2 of last year. Income from Operations is $1.2 million, compared to a Loss from Operations of $(600)K in the first quarter and a Loss from Operations of $(3.2) million in the second quarter of last year. We told you last quarter, that although there might still be some one-time items from time to time in the future, we thought that they would be minimal. This quarter, there is little net impact from these types of items, and the expense levels that we have reported are what we believe to be, in all material respects, representative of our typical level of operating expenses; that is, the level of expense that we expected subsequent to the closure of the Financial Services Division and the restructuring of the organization that we recorded in Q1. To be clear though, going forward there may be some reclassifications between line items; there may be some non-recurring type items; and there will also be some seasonality quarter to quarter for certain expenses such as commissions.

With that as a backdrop, I would like to make some comments on the operating results in more detail. You will be able to find most of this discussion and even more detail in our Form 10-Q, which will is being filed later today.

First let’s talk about Revenues. Total revenues for the second quarter of 2005 and the second quarter of 2004 are relatively the same at approximately $30 1/2 million. And the revenues 1st quarter of this year were also approximately $30 1/2 million. Maintenance, Services and other revenues were higher in Q2 of 2005 over both of the comparable periods, but license revenues are lower by 6% versus the first quarter of this year, and by 13% compared to the second quarter of 2004. With respect to the variance to Q2 of last year, it should be noted that in the first half of 2004, the Company closed out many old contracts in the PFS product backlog, and this activity generated approximately $1.3 million of the license revenue reported in Q2 of 2004, and that accounts for most of this variance. Variances in other product lines were basically offsetting. In terms of sales bookings, we have yet to report an Affinity sale in 2005; but we continue to have strong performance ahead of plan in vertical sales of products into our Affinity base. In total, the contract value of these vertical sales has more than outweighed the lack of new Affinity sales in the first half of 2005. But this fact not withstanding, we need to make Affinity sales in order to achieve our targeted revenue growth.

In terms of gross margin, overall for the second quarter we are reporting a gross margin of 64%. This compares to 62% in the first quarter of 2005, and 60% in the second quarter of 2004. Since we are a relatively fixed cost business, the margins will vary slightly from period to period, and the low 60% types of margins that we are experiencing are representative of our revenues overall. Quarter to quarter variances are a function of product mix. By revenue category, we have historically seen gross margins around 60% for services, maintenance and installation; around 70% for licenses; and around 10% for hardware.

Now I would like to turn our attention to Operating expenses. We are reporting G&A expenses of approximately $6.2 million. This is flat with the first quarter of 2005, and includes approximately $500K of net, one time items. These one time items include $700K of expense related to settlement of the Durham litigation which I will talk about in more detail later, $600K of expense resulting from the activities surrounding the possible business combination that Larry referred to; and $200K of retention payments and other bonuses; these items are partially offset by $900K of insurance proceeds and reimbursements received during the quarter. Looking back to the second quarter of 2004, G&A expenses were $7.7 million, reflecting a significantly higher level of salaries and bad debt expense in that period a year ago.

Software Development expenses are flat with the first quarter of the year at $7.7 million, but are higher than the comparable period in 2004, due to the addition of software development personnel from Tempus, and some late 2004 and early 2005 initiatives for Affinity clinical and revenue cycle product enhancements.

Sales & Marketing expense of $3.5 million is down from $4.1 million in the first quarter of this year, and this is due primarily to reduced marketing expense between quarters. Compared to the second quarter of 2004,

Sales & Marketing is down by $2.5 million. This is due to lower staffing levels in the 2005 as a result of the Q1 reorganization, and lower commissions – during 2004 we recognized an extra $700K in commission expense in each of the last three quarters of the year due to a change in the way we accounted for commissions. Further, the second quarter of 2004 had significant commissions attributable to 2003 bookings.

We also have experienced significant changes in the non-operating income and expense categories that have impacted our Net Income and Net Loss results for the periods.

•	This quarter, the net of the non-operating income and expense items is net other income of less than $100K.

•	In the first quarter, however, we had a net expense of $240K and we also had a loss from the discontinued Financial Services Division of $1.7 million. This latter item had the biggest impact on the reported Net Loss of $(2.5) million for Q1.

•	In the second quarter of 2004, we reported a net non-operating expense of $5.2 million, which included interest expense of $2.1 million on our now retired debt, and $3.1 million of a loss on retirement of that debt. In addition, there was also $1.3 million of loss from the Discontinued Financial Services division which for comparative purposes, is now reported as a separate item for the historical 2004 periods as well.

Finally, let’s talk about cash balance. At June 30, we have $29 million of cash available for operations. This compares to $22 million at year end, and $20 million at March 31. The increase of $8.6 million in cash since March 31 is primarily a result of

•	$8.9 million of cash flow from operations, which includes cash from collections of accounts receivable and changes in other working capital items of the balance sheet;

•	$1.6 million received from the release of collateral on certain letters of credit;

•	These items were offset by $1.9 million used to pay dividends and make capital purchases.

Now a couple of legal items to touch on:

•	First the Durham settlement. As you have read recently in our press release, we came to agreement with this former company executive and settled the case for $5.0 million. As a result, we paid $3.6 million in cash and issued a note for the balance – this note will be paid off four years from now with amounts we have invested in a split-dollar insurance arrangement with Durham. This insurance arrangement is classified as a long-term asset on our balance sheet. The cash payment was made primarily from the proceeds of long-term assets that we had set aside for this purpose. As I mentioned before, we incurred an expense of $700K in the quarter as a result of this settlement.

•	Next – Medcath litigation. A case management hearing was held last week, but nothing meaningful to report at this time, occurred at that meeting.

•	Finally – with respect to our Sarbanes Oxley endeavors – We continue to invest significant effort and resources toward elimination of our reported deficiencies in internal controls, and we will continue to do so throughout 2005. However, we will not be in a position to change our current report on internal controls until we perform a comprehensive assessment of such controls as part of our 2005 Sarbanes Oxley Section 404 procedures this year and into early 2006.

And now I’ll turn the conversation back over to Larry .......

Larry English:

Thank you, John and Dave. Obviously we are going to miss John. He has made a significant contribution during his tenure as CFO. But we are very fortunate to have Dave in place. He’s been the CFO of a public company before and I believe this transition will be seamless.

Let me say first that we are obviously all pleased to be reporting

•	positive operating income,

•	positive net income and

•	positive cash flow from operations.

The only thing missing is meaningful top line growth. While our total bookings met our internal budget and are on plan for the year we did not close any new Affinity contracts and, as you know, those sales are critical to our ability to generate the long term growth we and you know we should be achieving.

I said last Quarter that I believed that our improving quarterly results, our debt free balance sheet and the fact that the US Government recently awarded us a 5-year contract should dispel any lingering doubts in the minds of customers and potential customers regarding the Company’s stability or staying power.

I continue to believe that. The conversations I have had with several of the new Affinity prospects in our pipeline lead me to conclude that they believe it as well.

During the quarter we hired a consultant to do some analysis of the market potential for QuadraMed’s Affinity. Using a matrix of projected new HIS selections among hospitals in various size categories, and what he believed based on his experience are reasonable win probabilities for us in each category; he concluded that QuadraMed should expect to be making six to eight new Affinity sales a year. Now I am not making any predictions but I thought the analysis was sound and that number is consistent with what we were doing before our accounting difficulties began in 2002. It has taken longer than any of us thought to dispel the company’s past problems but they cannot plague us forever.

That leads me to the organization changes we announced this morning. We are really excited about Jim Klein’s appointment. Jim brings a unique combination of technical ability, marketing know how and industry knowledge. He has a broad vision for our business and he knows how to implement the tactical plans to make that vision a reality. His appointment I believe will revitalize our marketing and product development efforts. Jim is well known and respected by our employees, by our existing customers and by our potential customers. The reaction among those groups to his appointment to this key position has been quite positive.

Jim Milligan is a natural to assume responsibility for our Enterprise sales team. He began with the company three years ago. In previous assignments he led a region of Enterprise Sales Executives and then the Client managers. We recently asked him to take over our Government business. In a very short time he has organized that operation and has it on track to secure the benefits of the sole source contract we recently won with the VA. In the new structure he will continue to lead Government and will assume responsibility for Enterprise Client development-both sales executives and Client managers will report to him. He knows our products. He is a great leader and a real closer.

Dean Souleles’ appointment to the HIM position takes advantage of his deep background in that product line and puts a senior manager in charge at a crucial point in the evolution of our HIM business. This fall we will launch our plans for the “Paperless HIM Department”. This is the culmination of our Quantim development and we believe it will really differentiate us in the HIM world.

There were a number of other positive events in the Quarter. Among them were:

•	The number 1 ranking given our Affinity and HIM products by MD Buyline and a strong showing in the mid-year Klas report.

•	High Klas rankings for our MPI and PFS products.

•	Settlement of the Durham Litigation.

•	Formal release of our Lab product into the US market

•	The big event was the recent announcement regarding the possible sale of the Company.

I want to talk for a moment about the process our Board followed in that regard.

We did not initiate this process. We were approached by a potential merger partner. The Board thought that the proposal had sufficient merit to be considered. Consistent with their fiduciary duty, they formed a Special Committee of independent directors to review the proposal. The Committee retained an investment banker to assist them in that review — and to evaluate the potential for other buyers and/or merger partners.

The Special Committee found that there was considerable interest in the Company and several proposals were made. However no definitive agreement was signed nor was one seriously negotiated.

The Special Committee discussed the potential for a transaction with holders of both preferred and common stock who had agreed to be subject to a confidentiality agreement.

After weighing many factors, including;

•	the view of large shareholders,

•	the potential terms of a transaction,

•	the ability to actually consummate a transaction and

•	the company’s improving financial performance

the Special Committee made the business judgment that none of the proposed transactions were in the best interest of our shareholders and the discussions ended.

We are not going to comment on the names of the various interested parties or on the terms that were discussed. Suffice it to say that after exhaustive study, the Special Committee of the Board of Directors feels that we should continue to operate as an independent Company.

Let me address the inevitable question, “Are we still for sale”? The answer is simply this. We are a public Company. Our Board takes its fiduciary duty seriously. They will always listen to proposals for combinations or other transactions that may be in the best interest of shareholders. Having said that I will add that we are not now engaged in any active process at this time and we will maintain our policy of never commenting on rumors.

In summary we are pleased with all aspects of the second quarter except for top line growth. Going forward we have a strong pipeline, great products, a highly motivated sales force and a new organization designed to stimulate growth. We will continue to exercise intense expense discipline which, combined with the top line growth we hope to achieve, should produce the results we are all looking for.

We will now turn to your questions.

Operator:

If you would like to ask a question, please touch *1 on your touchtone telephone at this time. Also, as a reminder, if you’re on speaker phone, please remove your mute function to allow your signal to reach our equipment. Once again, that’s *1 if you’d like to ask a question. We’ll pause for a moment.

First up from Avenue Capital, this is Joe Colquhoun.

Mr. Colquhoun:	Hi, guys. Congratulations, John, and good luck. Congratulations, Dave, and nice job on your first call. The press release this morning hit my desk via Bloomberg about 9:50 and I hope that shortly thereafter you guys could hear my applause down in Reston. A really nice performance for the quarter. It feels that we’re just at the beginning of a meaningful turnaround with a re-energized sales force and exciting new clinical products. You talked a little bit about the outlook for Enterprise. I wondered if you could talk a little bit about the outlook for some of the clinical products and the ability of those products to integrate with Affinity systems and other systems.

Mr. English:	Joe, when we refer to clinical products we are referring to products that are for the most part, part of the Affinity product line developed on the same platform, same base as all of our nursing products, charting products and a number of products used by the physicians are part of the Affinity HIS system. Not part of the Affinity HIS system yet are the Pharmacy product, Laboratory product and the Radiology product which also comes under clinical systems. One of Jim Klein’s biggest challenges is this question of integration, particularly the integration of our Pharmacy system and the whole medication management process which is a very, very big hot button with our customers which is probably why you’re asking. I have given him a little bit of daylight here to come up with specific plans in terms of when we’ll have deliverables so I don’t want to make a commitment on this call as to when that’s going to be done, but suffice it to say, it is a question that all of our customers are asking us and it is a very high priority for us. Jim has the technical knowledge. He knows how important it is and I’m quite comfortable that we will get it done.

Mr. Colquhoun:	Thanks, Larry. The lab system with the roll-out this quarter, is there any early reaction from customers, or feedback that you’ve gotten?

Mr. English:	We’ve gotten some very positive comments and we have a number of deals in flow. But we’re finding that lab sales are difficult to make. It takes longer. This is product that we’re trying to sell into our existing customer base. I guess I’ve learned over the month or two that I’ve really been pushing this that the Lab Director or chief pathologist or whoever the decision maker happens to be, is a very powerful individual within the hospital and it’s a different sale than we’ve been making before. But the product has been well received. Our sales people are excited about it. It is a product that’s written on a cache data base so the integration is going quite easy and we’re expecting some results very soon. I would say that we’re having better success with the radiology product and it’s an easier sale and we expect that to go quite well.

Mr. Colquhoun:	OK. I’ll look forward to seeing the top line growth start materialize there as well.

Mr. English:	We do too.

Operator:	Next up is Chris Cook from Zazove Associates.

Mr. Cook:	Hi. Nice quarter, guys. I had to jump on and off so you may have answered this question. I wanted to understand. It appears as if you still think the Affinity sales or lack thereof are due to the accounting difficulties you guys have had. I was wondering if there’s issues with the product or the marketplace that have, in your view, limited your ability to sell Affinity.

Mr. English:	Chris, this is Larry. I think overwhelmingly it is the company issues. A CIO or CFO at a hospital logically risk adverse going to its Board recommending that they spend $5 million and make a 10-year commitment to a company for an enterprise-wide system and recognizing that some member of the Board may pull financial statements and see the kind of results that we reported. Even though we can explain what was cash and wasn’t cash. Even though we can explain all those things, looking at that, looking at our 404 issues, it scares them. They’re just afraid that they’ll look foolish in recommending such a company. So that’s been an overhang that’s been with us for a long time.

I even heard a more unusual overhang. This last quarter it was reported to me by one of our sales people that one of his customers who we really have the right solution for and the right price for and people really want our application, but was reluctant to buy from us because nobody else would. We’ve got kind of a self-fulfilling prophesy going. I think we can overcome that one. There are other factors though. That’s why I commissioned the market research study that I made reference to. I noticed that at least one of our competitors in this field also reported a slow down in first half sales of new contracts and I don’t know whether that was something that’s industry-wide. We’ve known historically that incumbents have a great advantage. I mean that who you would first go to if you’re looking to upgrade your system. So that’s also a factor that makes it harder to get new sales. But then we commissioned this study of the marketplace which reconfirms that taking all that into consideration and breaking the number of independent hospitals down by size category and showing where we are the most competitive from product functionality and a price point of view that we still should be getting 6-8 deals a year and that is consistent with what we were doing before. I can’t make predictions or forward-looking statements, but I’ve got to believe that these toxic issues that we’ve had in the past are ultimately going to be behind us, we’ve got two good quarters in a row, the balance sheet is clean, there are no confusing numbers running through this quarter’s financial statements, the products are good, the sales force is turned on. It’s a question of time before we break the logjam. And I think success…it’s been my experience throughout my career, success will beget success. We’ll post a couple of deals and they’ll see that we’re here and we’re here to stay and we’ll regain some momentum. It’s obviously taken a lot longer than I thought. As you well know, you’ve heard me singing this song for many quarters now. But I have not given up and I’m going out on a sales call tomorrow.

Mr. Cook:	Will you cut price to get that first deal in the door?

Mr. English:	Well, I’ve got a lot of our customers listening to this call so we don’t want to shoot ourselves in the foot. But, yeah, we going to do whatever we need to do to get the first couple of deals in the door and that’s why I’m going on this sales call.

Mr. Cook:	Good Luck.

Mr. English:	Thank you.

Operator:	Again, as a reminder, if you’d like to ask any questions, press *1. We’ll move on to Julien Allen from Canal Capital.

Mr. Allen:	Hi, Larry. Congratulations. Just a couple of follow-up questions. Which products are driving the increased deferred revenue given we’ve seen no Affinity.

Mr. English:	Affinity verticals, the MPI sales, everything we sell goes into deferred revenue. Very few give us immediate revenue. The HIM sales if they are term contracts, we don’t recognize anything until we’ve completed the installation and we recognize them ratably, maintenance billings in the first half of the year…

Mr. Piazza:	A lot of the contracts have annual maintenance billings that occur in the first quarter, a lot of them have quarterly maintenance billing as well so they happen in the beginning of the quarter or end of the previous quarter so they all contribute.

Mr. Allen:	And most of the offsetting items are accounts receivable as opposed to cash, or are they pre-funded for the year.

Mr. Piazza:	Could be both.

Mr. English:	Could be both. A lot of the maintenance gets paid right up front.

Mr. Allen:	Are you seeking a replacement for Frank Pecaitis? Perhaps backed up by Mr. Milligan.

Mr. English:	Jim Milligan was a Regional Vice President and he worked for Frank Pecaitis for a number of years. And then we moved him into a separate position managing our client managers who are the people responsible for vertical sales. Then we moved him into Government which he’s handled very nicely and we consider him to be the replacement for Pecaitis. He will have both the sales executives who I refer to as the “hunters”, the people looking for new Affinity deals, reporting to him, and he will have the client managers, the people who do the vertical sales, reporting to him, as well as the Government operations. He will probably need to staff up and have some support in some of those positions. But he’s a seasoned sales manager, a good executive, a leader, a closer and I think that having some fresh blood and somebody who’s going to be here with us in Reston, we love Frank and obviously we’ll miss him, but I think this is going to work out very well for us.

Mr. Allen:	Has there been any sales force turnover as a result of the Affinity situation or would you say nothing beyond what you’d expect?

Mr. English:	Well, there’s been some. We lost one rep this quarter. I think it would come under the ‘nothing that I wouldn’t expect’. Earlier in the year we took some action ourselves. I think we’re down to a very strong coterie of people and the coterie we’re down to are obviously people who have a pipeline and they expect to close deals otherwise they don’t eat.

Mr. Allen:	OK. Last question. I think John referred in his opening remarks about getting the registration statements done. My assumption is that the preferred is now yielding 6 1/2%

Mr. Wright:	That is correct.

Mr. Allen:	Thank you very much.

Operator:	Again, if you have any questions, press *1 now. We have no further questions at this time, Mr. English.

Mr. English:	Thank you very much, Ladies and Gentlemen. We appreciate your time and attention. We’re going to get back to work trying to drive that top line.

Operator:	That concludes today’s conference. Thank you for joining us.